Exhibit 3.1

THIRD AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF THERMOGENESIS HOLDINGS, INC.

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF THERMOGENESIS HOLDINGS, INC. (this “Amendment”) is made effective as of March 6, 2023 (the “Effective Date”), and amends the Amended and Restated Bylaws, as previously amended effective December 16, 2021 and June 30, 2022 (as amended, the “Bylaws”) of Thermogenesis Holdings, Inc., a Delaware corporation (the “Corporation”).

WHEREAS, pursuant to the Bylaws and the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Bylaws may be adopted, amended or repealed by the Board of Directors (the “Board”); and

WHEREAS, the Board desires to amend the Bylaws in accordance with the terms and conditions set forth herein.

1.    Amendment to Article III, Section 13. Section 13 of Article III of the Bylaws is amended and restated in its entirety as follows:

“SECTION 13 – QUORUM AND VOTING

(a)    A majority of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinabove provided. Every act or decision done or made by a majority of the directors at a meeting duly held at which a quorum is present shall be regarded as an act of the board of directors, unless a greater number be required by law or by the Certificate of Incorporation or by paragraph (b) of this Section 13. However, a meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

(b)    Notwithstanding the second sentence of paragraph (a) of this Section 13, the following actions shall require the approval of two-thirds (2/3) of the directors then in office:

(i)    the authorization or approval of the Corporation to enter into any agreement or arrangement, the consummation of which would result in the occurrence of a Change of Control (as defined below);

(ii)    the filing of a voluntary petition of bankruptcy by the Corporation; or

(iii)    Any amendment, alteration, or repeal of this Section 13(b) or Section 13(c).

(c)    For purposes hereof, the term “Change of Control” means (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act, of 1934, as amended (the “Exchange Act”)), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the total voting power represented by the Corporation’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Corporation, or any parent or subsidiary of the Corporation or any employee benefit plan of the Corporation); (2) a merger or consolidation of the Corporation which results in the holders of voting securities of the Corporation outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; (3) the sale or disposition of all or substantially all of the Corporation’s assets (or consummation of any transaction having similar effect); or (4) the date a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of such appointment or election.”

2.    Full Force and Effect. This Amendment shall become effective upon the approval of the Board. Except as expressly set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

CERTIFICATE OF THE CHIEF EXECUTIVE OFFICER OF
THERMOGENESIS HOLDINGS, INC.

The undersigned certifies:

1.    That the undersigned is the duly elected and acting Chief Executive Officer of Thermogenesis Holdings, Inc., a Delaware corporation (the “Corporation”); and

2.    That the foregoing Third Amendment to the Amended and Restated Bylaws of the Corporation constitutes the entire amendment to the Amended and Restated Bylaws, as heretofore amended, of the Corporation as duly adopted effective as of March 6, 2023 by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand as of March 6, 2023.

/s/ Xiaochun Xu

Xiaochun “Chris” Xu,

Chief Executive Officer